LEASE AGREEMENT FOR OFFICE SPACE

This Lease agreement, entered into effective as of September 1,2010 (the "Start Date") by and between Belle Haven Capital, LLC, a Delaware limited liability company ("Lessor"), and Iron Eagle Group, Inc., a Delaware corporation ("Lessee") provides as follows;

Whereas, Lessor warrants and represents that it has access and use of certain office space on 448 West 37th Street, Suite 9G, New York, New York, ("Office Space"); and

Whereas, Lessor wishes to lease to Lessee, and Lessee wishes to lease from Lessor, under the terms and conditions of this agreement,

Therefore, the parties agree as follows:

1. The Premises. Lessor hereby agrees to lease to Lessee, and Lessee hereby leases from Lessor,

2. Term. The term of this lease shall commence on the September 1, 2010 (the "Start Date") and shall continue for twelve months. Either party may terminate this Agreement upon thirty (30) days prior written notice.

3. Renewal. This Agreement shall automatically renew on an annual basis after the initial term unless canceled by either party in writing.

4. Rent. Lessee agrees to pay Lessor a minimum monthly rent during the term of this Lease in the amount of $2, 100 per month ("Rent"), payable on the first day of each month during the term of this Lease. The Rent shall be inclusive of any taxes or utilities.

5. Possession. Lessor promises to place Lessee in peaceful possession of the Premises, and Lessee, by taking possession of the Premises, will have acknowledged that the Premises are in satisfactory and acceptable condition.

6. Use. Lessee shall use the Premises as office space, and shall not use or permit the Premises to be used for any other purpose.

7. Compliance with Laws. Lessee agrees to observe all laws and governmental regulations applicable to its use of the Premises, together with all reasonable rules and regulations that may be promulgated by Lessor from time to time.

8. Care of the Premises. Lessee agrees to take good care of the Premises.

9. Liability. Lessee agrees that Lessor shall not be liable for any damage or injury to persons or property arising out of the use of the Premises by Lessee, its agents and employees, invitees, or visitors except that occasioned by the negligence or act of Lessor, its agents, employees, servants, contractors, or subcontractors.



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10. Utilities. Lessor agrees to provide, at its expense, to or for the
Premises, adequate heat, electricity, water, air conditioning, trash removal service, and sewage disposal service, in such quantities and at such times as is necessary to Lessee's comfortable and reasonable use of the Premises.

11. Redelivery of Premises. Lessee agrees to redeliver to Lessor the physical possession of the Premises at the end of the term of this Lease, or any extension of this Lease, in good condition.

12. Security Deposit. Lessor acknowledges that there is no security deposit for the premise.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Lessee
Iron Eagle Group, Inc.

By: /s/Jason Shapiro
    -----------------\
   Jason Shapiro, Director

Lessor
Belle Haven Capital, LLC

By: /s/Jake Shapiro
    ---------------
    Jake Shaprio

              LEASE AGREEMENT FOR OFFICE SPACE AMENDMENT

This Amendment Lease Agreement, entered into effective as of January 1, 2011 (the "Amendment Date") by and between Belle Haven Capital, LLC, a Delaware limited liability company ("Lessor"), and Iron Eagle Group, Inc., a Delaware corporation ("Lessee") amends the Lease agreement dated September 1, 2010 as follows:

As of the Amendment Date, the Office Space has changed from 448 West 37th Street, Suite 9G New York, New York to 61 West 62nd Street, Suite 23F, New York, New York.



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WHEREFORE, the parties have executed this Agreement as of the date first written above.

Lessee
Iron Eagle Group, Inc.

By: /s/Jason Shapiro
    -----------------
   Jason Shapiro, Director

Lessor
Belle Haven Capital, LLC

By: /s/Jake Shapiro
    -----------------
    Jake Shaprio